Exhibit 10.3

March 7, 2023

Dr. Richard Chen

Re:	First Amended and Restated Employment Terms

Dear Richard,

This First Amended and Restated Employment Terms letter agreement (“Agreement”) between Personalis, Inc. (“Personalis” or “Company”) and you supersedes in its entirety and restates that certain Employment Terms letter agreement between you and Personalis dated June 2, 2019 (the “Prior Agreement”). I am pleased to offer you continuing full-time employment on the following terms. Upon your acceptance, these terms will become effective immediately.

Position Description

Your positions with Personalis are Executive Vice President, Research & Development, and Chief Medical Officer, reporting directly to the Company’s Chief Executive Officer. You will work at the Company’s corporate headquarters, and your duties will require business travel.

You will be expected to perform the customary duties of your position, duties specified in the Bylaws of the Company, and as may be required by the Company’s Board of Directors (the “Board”).

Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, except that if the terms of this Agreement conflict with such policies and practices, this Agreement will control. Personalis may change your position, duties, and work location from time to time in its discretion.

Exclusive Employment

During your employment with the Company, you will devote your full business time, skill, and attention to your duties and responsibilities, and will perform them faithfully, diligently and competently, and you will use your best efforts to further the business of the Company. You will be expected to be available and working during the Company’s regular business hours, and such additional time as appropriate to manage your responsibilities.

While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity for which you receive remuneration, other than service on any board of directors which has been previously disclosed to the Company, without the prior written consent of the Company. During your employment with the Company, you agree that you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Salary

Your current salary is $500,000 annually, less applicable payroll tax withholding and deductions, and is subject to adjustment based on the Company’s compensation policies, as in effect from time to time.

Bonus

You are eligible to participate in the Company’s annual bonus plan, as adopted by the Board for each bonus year, with a bonus target of 60% of your annual salary, less applicable payroll tax withholding and deductions.

Stock Options

Subject to approval by the Board or its designated committee, in connection with this First Amended and Restated Employment Terms letter agreement, the Company will grant you an option to purchase 250,000 shares of the Company’s Common Stock, at a per share exercise price equal to 100% of the fair market value of a share of the Company’s Common Stock on the date of grant (as determined by the Board in its sole discretion) (the “Option”). The Option will be subject to the terms and conditions of the applicable Company equity plan and the applicable grant agreement. Your grant agreement will include a three-year vesting schedule, under which 1/36th of the shares subject to the Option will vest monthly measured from the grant date, until either the Option is fully vested or your employment with the Company ends, whichever occurs first. Please note that if your employment ends prior to the first anniversary of the grant date of the Option, no vesting of the Option will occur.

Benefit Programs

As a Company employee, you will continue to be eligible to participate in the applicable employee benefit programs in accordance with their terms, as may be offered by Personalis from time to time in its discretion.

“At-Will” Employment

Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time, for any lawful reason or no reason, and with or without cause or advance notice. Although your duties, title, compensation, and benefits may change, the “at will” nature of your employment relationship may only be modified in an express written agreement signed by you and the Company.

Severance

In connection with this First Amended and Restated Employment Terms letter agreement, the Company is offering you enhanced severance benefits, described in the enclosed Second Amended and Restated Executive Severance Agreement.

Confidential Information

You are expected to continue to comply with your signed Employee Confidential Information and Invention Assignment Agreement.

Entire Agreement; Modification

This First Amended and Restated Employment Terms letter agreement, together with the Second Amended and Restated Executive Severance Agreement, and your signed Employee Confidential Information and Inventions Assignment Agreement, form the complete and exclusive statement of the terms of your continuing employment with the Company and supersede any and all other agreements or promises made to you by anyone, whether oral, written or implied, including the Prior Agreement. You agree and acknowledge, in consideration of your continuing employment and the compensation and benefits provided to you by the Company, that your continuing employment pursuant to the terms of this Agreement does not constitute and shall not be deemed for any purpose to be a termination of employment giving rise to severance, accelerated vesting, or other benefits under the Prior Agreement or otherwise.

Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by Personalis.

Sincerely,

/s/ Stephen Moore

Stephen Moore

Vice President, General Counsel and Secretary, Personalis, Inc.

Accepted and agreed this 8th day of March, 2023

/s/ Richard Chen
Dr. Richard Chen

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